UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2025

JFB CONSTRUCTION HOLDINGS

(Exact name of registrant as specified in its charter)

Nevada	001-42538	99-2549040
(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation)	File Number)	Identification No.)

1300 S. Dixie Highway, Suite B

Lantana, FL 33462

(Address of principal executive offices, including zip code)

561-582-9840

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	JFB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 5, 2025, JFB Construction Holdings, a Nevada corporation (the “Company”), executed an underwriting agreement (the “Underwriting Agreement”) with Kingswood Capital Partners, LLC, as the representative of the underwriters (the “Representative”), in connection with the Company’s initial public offering (the “Offering”) of 1,250,000 units (“Units”), each Unit comprised of one its common stock, par value $0.0001 per share (the “Common Stock”), and one warrant (the “Warrants”) to purchase one share of Common Stock, at an combined public offering price of $4.125 per Unit. In addition, pursuant to the Underwriting Agreement, the Company granted the Representative a 45-day option to purchase up to 187,500 additional Units, or securities underlying the Units, to cover over-allotments in connection with the Offering. The Warrants are exercisable immediately, have an exercise price equal to $5.50 (133% of the public offering price per unit), and expire five years after the date of issuance.

The Units were offered and sold to the public pursuant to the Company’s registration statement on Form S-1 (File No. 333-283106), originally filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 8, 2024, as amended, which became effective on February 14, 2025. The Company received gross proceeds of approximately $5.16 million from the Offering, before deducting underwriting discounts and commissions of seven and one-half percent (7.5%) of the gross proceeds and Offering expenses. The Company intends to use the net proceeds from the offering for business expansion, equipment purchases, strategic investments, personnel recruitment, and general working capital.

In connection with the Offering, the Common Stock began trading on The Nasdaq Capital Market on March 6, 2025 under the symbol “JFB.”

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company. It also provides for customary indemnification by each of the Company and the underwriters for losses or damages arising out of or in connection with the Offering, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. Pursuant to the Underwriting Agreement, the Company’s executive officers and directors entered into lock-up agreements in substantially the form included as an exhibit to the Underwriting Agreement, providing for a six-month “lock-up” period with respect to sales of Common Stock, subject to certain exceptions. The Company also agreed, subject to certain exceptions, that the Company will not issue or enter into any agreement to issue Common Stock for a period of eighteen months without the prior consent of the Representative.

Pursuant to the Underwriting Agreement, the Company also agreed to issue to the Representative unit purchase options (the “Representative’s Purchase Options”) to purchase Units equal to 10% of the number of Units sold in the offering (including Units sold to cover over-allotments, if any), which will expire five years from the date of this prospectus and have an exercise price equal to 125% of the offering price of the Units sold in this offering. The Representative’s Units are subject to a lock-up for 180 days from the commencement of sales in the Offering in accordance with FINRA Rule 5110(e).

The foregoing descriptions of the Underwriting Agreement, the Warrants, Representative’s Purchase Options, and the warrants underlying the Representative’s Units (the “Representative’s Warrants”) do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the full text of the forms of the Underwriting Agreement, the Warrants, the Representative’s Purchase Options, and the Representative’s Warrants, respectively, copies of which are filed as Exhibits 1.1, 4.1, 4.2, and 4.3, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

A final prospectus relating to the Offering has been filed with the SEC on March 7, 2025. Electronic copies of the final prospectus may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained by emailing lciervo@kingswoodus.com or by calling 561-961-0505 or by standard mail to Kingswood Capital Partners, LLC, 7280 W Palmetto Park Rd., Suite 301, Boca Raton, FL 33433.

Item 8.01. Other Events.

On March 5, 2025, the Company issued a press release announcing the pricing of the Offering and, on March 7, 2025, the Company issued a press release announcing the closing of the Offering. A copy of the press release announcing the pricing of the Offering is attached hereto as Exhibit 99.1 and is incorporated herein by reference, and copy of the press release announcing the closing of the Offering is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibit

(d) Exhibits.

Exhibit Number	Description
1.1	Form of Underwriting Agreement
4.1	Form of Warrants
4.2	Form of Unit Purchase Option
4.3	Form of Representative’s Warrants
99.1	Press Release dated March 5, 2025
99.2	Press Release dated March 7, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JFB CONSTRUCTION HOLDINGS

Date: March 10, 2025	By:	/s/ Joseph F. Basile, III
Joseph F. Basile, III Chief Executive Officer